Exhibit 10.21

SEVERANCE AGREEMENT & RELEASE OF CLAIMS

This Severance Agreement & Release of Claims (“Agreement”) is between Greg Greeley (“you”) and Airbnb, Inc., (“Airbnb”) including Airbnb’s subsidiaries, successors, current and former directors, officers, agents, attorneys, and managers. You and Airbnb together are collectively referred to herein as “the Parties.”

Your employment ended on August 1, 2020 (“Termination Date”). On the Termination Date, you were entitled to, among other things, payment of earned (a) wages, (b) accrued, unused PTO, and (c) reasonable and necessary business expenses incurred during your employment, subject to Airbnb’s Travel and Expense policy regardless of whether your sign this Agreement (“Final Pay”).

The parties have negotiated this Agreement, which if signed and not revoked by you, will provide benefits as described below.

AGREEMENT

1. Consideration. Provided that you have not exercised any revocation rights as detailed below, and in exchange for the general and specific release of claims described in this Agreement, as of the Effective Date (as defined below), and contingent upon (a) your providing services throughout the Consulting Period as described in this Section; and (b) your execution of the general and specific release in this Agreement; Airbnb will provide you with the following consideration:

a.	Separation and Severance Rights: Subject to the conditions above and herein, following the Termination Date, Airbnb will:

i.

Payments. Airbnb will pay to you the amount of your current annual salary of $600,000.00, paid in a single lump sum via direct deposit, within two payroll dates following the Effective Date, less any required taxes and any voluntary withholdings.

ii.	COBRA. Airbnb will pay your COBRA premium directly to the insurance provider for up to twelve (12) months from the Termination Date, if you are eligible and elect to continue your insurance coverage.

iii.

2020 ACR Equity. Airbnb acknowledges that, as of the Termination Date, you have satisfied the time and service-based vesting conditions of your equity awards (options and RSUs) to the extent set forth on the table in Schedule 1 attached hereto under the heading “Currently Vested Shares”, and will satisfy the time and service-based conditions of your equity awards (options and RSUs) based on your services during the Consulting Period to the extent set forth on the table in Schedule 1 attached hereto under the heading “Shares Vesting During Consulting Period” (collectively, “Your Awards”). As specific consideration for the non-compete agreement, Airbnb will recommend to the board that the vesting for your “Second Option” (as defined in your Offer Letter with Airbnb, dated February 27, 2018) be amended to provide that 1/48th of the total number of Airbnb shares initially underlying the Second Option will vest and become exercisable on each monthly anniversary of March 12, 2020. For the avoidance of doubt, this means that 19,841 shares underlying the Second Option will be vested and exercisable as of the Termination Date, and 4,960 shares (or 4,961 shares in the case of the period from October 12 to November 12) underlying the Second Option will vest and become exercisable monthly during the Consulting Period, such that, if you do not otherwise terminate your continuous service through the end of the Consulting Period, your Second Option will become vested and exercisable in respect of 39,682 shares (i.e. the accumulated monthly time vesting of the Second Option awards, with waiver of the cliff). All vested options, including those that vest during the Consulting Period and those that vest in exchange for the non-compete agreement, will remain exercisable in accordance with Section 3.1(b) of the stock option agreement applicable to such options which is no later than the earliest to occur of (i) consummation of an Acquisition (as defined in 2018 Equity Incentive Plan), (ii) the seven (7)-year anniversary of the end of the Consulting Period, and (iii) March 15, 2028. Airbnb hereby confirms that there are no call rights to purchase any of the shares underlying your options. No portion of the RSUs that constitute Your Awards (i.e., those that have and will satisfy the Time and Service Based Requirement through the Termination Date and the Consulting Period) shall terminate based on your termination of services to Airbnb, and such portion of your RSUs shall remain eligible to vest and settle in connection with the achievement of the Liquidity Event Requirement, as set forth in your applicable RSU Notice of Grant and the Plan.

b.

Consulting Period. The Parties agreed, prior to your Termination Date that you would continue to provide and be available to provide consulting services as described below following the Termination Date. In addition, the Parties agree that if you sign and do not revoke this Agreement, your “Consulting Period” will extend from August 1, 2020 and continue through November 26, 2020.

i.

Following the Termination Date, you immediately transitioned to a consulting role beginning on August 1, 2020, with no break in service or leave provided to you. In this role, you will advise the Chief Executive Officer of Airbnb or his designee at their request. Among other duties, you will continue to (a) be available to assist in transition of the Homes business, upon request; (b) be available to provide guidance on strategic business decisions affecting the Homes business, upon request; and (c) monitor the travel & accommodations industry on behalf of Airbnb and share relevant updates on industry reopening, potential partnerships, and other ideas regarding opportunities that Airbnb may pursue within the industry. You agree to work in this consulting role approximately 1-2 days per month. You will maintain email access via an Airbnb .ext email address during the Consulting Period.

ii.

Upon the expiration of the Consulting Period on November 27, 2020, it is within the sole discretion of you and Airbnb to reach a separate agreement with respect to a continued advisory relationship and, if so, the terms and conditions of any such a continued advisory relationship, including any compensation therefore. By entering into this Agreement, however, neither you, nor Airbnb, is making any representation or promise to enter into an additional agreement for advisory services, employment, or otherwise in the future.

iii.

As consideration for you agreeing to provide the above services during the Consulting Period, you will be deemed to continue to satisfy the time-based vesting conditions on any equity awards held by you in accordance with the vesting schedules applicable to such awards, as governed by any grant agreements, grant notices and applicable Airbnb equity plans, during the Consulting Period, including satisfying the time-based vesting conditions of the Second Option per Section 1(a)(iii). In addition, the Parties agree that, by entering into this Agreement, the advisory services you perform under this Agreement through November 26, 2020 will be considered “continuous services” for purposes of satisfying the time-based vesting conditions on any equity awards held by you in accordance with the vesting schedules applicable to such awards, as governed by any grant agreements, grant notices and applicable Airbnb equity plans. On November 27, 2020, your equity that has not otherwise met time-based vesting conditions will be forfeited under the terms of the applicable grant agreements, grant notices, and equity plan.

You agree that the payments and benefits set forth in this Section are all that you will receive under this Agreement, and you will not seek any other compensation in connection with the matters covered by this Agreement, nor in any way stemming from your employment or separation from Airbnb.

You further acknowledge that the payments and benefits described in Section 1(a) & (b)(i-iii) above, represent payment and benefits above and beyond those to which you would be entitled if you did not enter this Agreement.

2. Equity. When your employment with Airbnb ends, your rights concerning Your Awards will remain governed by the applicable grant agreements, grant notices and applicable Airbnb equity plans (collectively, the “Equity Governing Documents”), but subject to the modifications set forth in this Agreement.

3. Tax Indemnification. Airbnb has offered no advice or promises about the tax consequences of your equity awards (Section 2) or any Consideration provided under this Agreement. You agree to pay any required federal and state taxes stemming from the payments described herein.

4. Effective Date. The “Effective Date” of this Agreement is 12:01 a.m. on the eighth (8th) calendar day after you sign. To avoid any doubt, you have seven (7) calendar days from the date you sign to revoke your acceptance of this Agreement.

This Agreement is not effective or enforceable until the revocation period expires. If you revoke this Agreement, you will not receive the Consideration described in Section 1 of this Agreement.

5. Non-Disclosure of Confidential and Proprietary Information. You acknowledge that you are bound by the Employee Invention Assignment and Confidentiality Agreement, incorporated herein by reference, and which survives after your employment ends. You agree to keep confidential Airbnb’s confidential and proprietary information. You will not directly or indirectly disclose or make it available to any third party, or use any confidential information, which includes, but is not limited to, trade secrets, patents, patent applications, price decisions or determinations, inventions, customer lists, other proprietary information or other Airbnb intellectual property rights, until after the information has become publicly known other than by your disclosure.

6. Defend Trade Secrets Act of 2016. This Federal law provides immunity in certain circumstances to Airbnb employees, contractors, and consultants for limited disclosures of Airbnb trade secrets. Specifically, Airbnb employees, contractors, and consultants may disclose trade secrets: (a) in confidence, either directly or indirectly, to a Federal, State, or local government official, or to an attorney, “solely for the purpose of reporting or investigating a suspected violation of law,” or (b) “in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Additionally, Airbnb employees, contractors, and consultants who file retaliation lawsuits for reporting a suspected violation of law may also use and disclose related Trade Secrets in the following manner: (c) the individual may disclose the trade secret to their attorney, and (d) the individual may use the information in related court proceeding, as long as the individual files documents containing the trade secret under seal, and does not otherwise disclose the trade secret “except pursuant to court order.” You shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Trade Secret that: (1) is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Disclosures to attorneys, made under seal, or pursuant to court order are also protected in certain circumstances under 18 U.S.C. 1833.

7. Return of Airbnb Information and Property. You represent and promise that you will return to Airbnb by the Effective Date all of its property and data knowingly held in your possession or control, (including, but not limited to, computer equipment, credit cards, badges, keys, mobile devices, external hard drives, Airbnb documents and other information or data, work product, and the passwords necessary to access Airbnb work product, but excluding any items that Airbnb chooses not to recover). Airbnb property includes all originals plus hard copies and electronic versions of all documents, such as e-mails, facsimiles, files, policies, letters, manuals, memoranda, power points, records and reports.

8. Reserved.

9. General Release of Claims. In exchange for the Consideration (Section 1), you agree (except as otherwise provided in Civil Code section 1542) to fully release Airbnb, its predecessors, successors, subsidiaries, parents, affiliates, and any other entity related to it, and each of their respective current or former directors, officers, investors, shareholders, employees, attorneys, managers, assigns, insurers and/or other agents, and anyone else acting for any of them, in both their official and individual capacities (collectively “Releasees”), from all debts, claims, liabilities, demands, losses, and causes of action of every kind, nature and description, known or unknown, suspected or unsuspected, and damages of every kind and nature which exist or can arise or arose out of your employment and/or termination of employment with Airbnb, or any other matter, through and including the

Effective Date of this Agreement. This release includes, but is not limited to, any rights or claims arising under the United States Constitution; California Constitution; Washington Constitution; federal, California, and Washington statutory and common law (including contract law, employment and tort law); the California Fair Employment and Housing Act; the Washington Law Against Discrimination; the Age Discrimination in Employment Act (“ADEA”); Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; federal and state Worker Adjustment and Retraining Notification Acts; the California Labor Code, including but not limited to the California Private Attorneys General Act; California Wage Orders; the Washington Minimum Wage Act; the Washington Wage Rebate Act; the California Business and Professions Code; the California Government Code; and any and all other federal, state and local laws, statutes, executive orders, regulations and common law; any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by you as a result of this Agreement; any and all claims for attorneys’ fees and costs; and any and all claims relating to, or arising from, your right to purchase, or actual purchase of shares of Airbnb stock, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law, and all rights to participate in any class or collective action against Airbnb or any other Releasee under any federal, state or local law or any legal theory. The Parties agree that this is a compromise settlement of all claims and therefore, it is not an admission of liability on the part of Airbnb.

Airbnb acknowledges that it is not aware of any claims it or any third party may hold against you, or any liability that you may sustain, of any kind and nature which exists or could arise or arose out of your employment and/or termination of employment with Airbnb, or any other matter, through and including the Effective Date of this Agreement.

10. Excluded from this release are any claims for breach of this Agreement, any claims arising following the date hereof with respect to any equity interests or rights to equity interests you hold in Airbnb under the Equity Governing Documents, and any claims that cannot be waived by law, any rights to indemnification under Airbnb governance documents, agreements or insurance policy, including any tail coverage period, indemnification rights afforded under state corporate law, and claims pursuant to this Agreement that arise after the date hereof.

11. California Civil Code Section 1542 Waiver. You also agree and acknowledge that the release contained in Section 9 applies to all unknown and unanticipated injuries and/or damages (as well as those now disclosed). Section 1542 of the California Civil Code provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his/her favor at the time of executing the release, and that, if known by him/her, would have materially affected his/her settlement with the debtor or released party.

By signing this Agreement, you waive the provisions of Section 1542 and any similar state provisions.

12. Protected Rights. Sections 9 and 10 of this Agreement, as well as the Sections addressing your confidentiality obligations, representations regarding pending or future lawsuits, non-disparagement, agreement to arbitrate, and any other limitation and/or waiver in this Agreement exclude: claims arising after you sign this Agreement; claims for breach of this Agreement; and claims that cannot be waived, such as for unemployment or worker’s’ compensation.

Neither the release sections of this Agreement, nor anything else in this Agreement limits, or is intended to limit, your right or ability to: (i) sue to challenge this Agreement’s validity under the ADEA; (ii) file a complaint, charge, or claim of discrimination or other illegal conduct, with the National Labor Relations Board (NLRB), the Department of Labor (DOL), the Equal Employment Opportunity Commission (EEOC), or any similar federal, state or local fair employment practices agency, including law enforcement agencies; communicate directly with or provide information (including testimony) to an agency, self-regulatory authority, or state or federal regulatory authority, such as the Financial Industry Regulatory Authority (FINRA) or the U.S. Securities and Exchange Commission (SEC); or (iii) otherwise participate in an agency investigation or other administrative proceeding; or testify in any forum or proceeding as required by law. You may specifically testify regarding sexual harassment or criminal conduct, whether (a) in court pursuant to a lawfully issued subpoena or court order, or (b) before the state legislature at the legislature’s written request. If you reside or last worked for Airbnb in Illinois, nothing in this Agreement limits your rights to make truthful disclosures regarding allegedly unlawful employment practices. Nothing in this Agreement limits your rights to make truthful disclosures or to have truthful discussions regarding employment-related sexual harassment or assault. You nonetheless give up all rights to any money or other individual relief based on any agency or judicial decision, including class or collective actions or other rulings. However, you may receive money properly awarded by the SEC as a reward for providing information to that agency.

Nothing in this Agreement may be interpreted as a waiver of your vested Airbnb benefits or as a waiver of your right to continue any benefit under the terms of a benefit plan so long as you remain an eligible participant in such benefit plan. Likewise, nothing in this Agreement is meant to waive any right that is not subject to waiver by private agreement, including any right that you may have under California Labor Code section 2802 to indemnification for expenses or losses you incurred performing your Airbnb duties.

13. Acknowledgement of Waiver of Claims Under ADEA. You acknowledge that you are waiving and releasing your rights under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. You and Airbnb agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date. You acknowledge that the Consideration described in Section 1 of this Agreement is in addition to anything of value to which you were already entitled. You also acknowledge that:

a.	this Agreement includes the waiver and release of important legal rights, and to consult with an attorney before signing it;

b.	you have up to twenty-one (21) calendar days to consider this Agreement once you receive it;

c.	you have seven (7) calendar days after you sign to revoke this Agreement;

d.

to revoke this Agreement, you must deliver to Q Hamirani’s attention at the address below or via e-mail to *** a written revocation before 12:00 a.m. (midnight) PST on the seventh calendar day following the date you sign the Agreement:

Airbnb, Inc.

888 Brannan Street, 3rd Floor

San Francisco, California 94103

14. No Admission of Liability. Neither the terms of this Agreement, nor any payment under this Agreement, are to be interpreted as an admission of liability or wrongdoing by Airbnb, or as Airbnb’s admission of a violation of your—or anyone else’s—rights, or a violation of an order, law, statute, duty or contract. Airbnb specifically denies it violated your rights or any order, law, statute, duty or contract. Each Releasee (as defined in Section 9) denies all liability.

15. Confidentiality. You confirm that you have not disclosed, and agree to maintain in confidence the existence of, contents and terms of this Agreement, and the Consideration, (collectively referred to as “Settlement Information”), unless otherwise required by law or allowed under Section 11 above. You agree to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, unless such disclosure is allowed under Section 12 above, and agree that there will be no publicity, directly or indirectly, concerning any Settlement Information, including but not limited to through the Internet or through social media such as Twitter, Facebook and the like. You agree to take every reasonable precaution to disclose Settlement Information only to those attorneys, accountants, advisors, government entities, and family members who have a reasonable need to know. Each of them is bound by this confidentiality provision, and a disclosure by them is a disclosure by you. You agree that, if asked, you shall state only that the matter has been amicably resolved. Nothing in this paragraph will prohibit you from providing truthful information in response to a binding subpoena or other legal process, provided that if a subpoena or legal process requires you to produce or disclose Confidential Information or Settlement Information, you will first provide written notice to Airbnb, Inc. Attention: General Counsel (with email to ***) in sufficient time for Airbnb to pursue (at its own expense) any right to protective or other relief.

16. Communications. The Parties agree that Airbnb retains the sole discretion as to the content of any and all internal or external communications regarding your departure, or the rationale for your departure, made by Airbnb or by you, but that you will be afforded the opportunity to provide input on such communications. You further agree you will not make verbal or written communications describing your departure, or the rationale for your departure, without Airbnb’s explicit approval.

17. Non-Disparagement. You agree that you will not, directly or indirectly, disparage Airbnb, its products, services, or its employees or directors, in any written or oral statement, whether communicated on the Internet via blog post, tweet, message board or other electronic means or through any other oral or written means or device. Airbnb agrees that it will instruct its Executive Team (as defined below), and your successor not to directly or indirectly, disparage you, or your service to Airbnb, in any written or oral statement, whether communicated on the Internet via blog post, tweet, message board or other electronic means or through any other oral or written means or device. For purposes of this Section 17, the “Executive Team” consists of: Brian Chesky, Joe Gebbia, Nate Blecharczyk, Dave Stephenson, Ari Balogh, Rich Baer, Tara Bunch, Greg Greeley, Catherine Powell, Alexandre Schleifer, Beth Axelrod, Hiroki Asai, Joebot Zadeh, Aisling Hassell, Christopher Lehane, Margaret Richardson and Melissa Thomas-Hunt.

18. Non-Compete. For a period of 12 months from the Termination Date, you agree not to directly or indirectly, without express written consent from Airbnb, (i) own, set up, control, manage, operate, participate in, engage or be involved in any business or business relationship with, be employed by, or provide any type of service to any business or entity that is a Competing Business (including as principal, sole proprietor, partner, member, employee, independent contractor, consultant, advisor, officer, or director,) in the Business Area, (ii) induce or attempt to induce any existing customer, supplier, independent contractor, consultant, vendor, joint venture, investor or other business relation of Airbnb or any of its Affiliates to provide business or services in a manner in which would reduce or cease doing business in whole or in part with Airbnb, or (iii) interfere with any business relationship between Airbnb and any third party (including any customer, supplier, independent contractor, consultant, vendor, joint venture, investor or any other business relationship).

“Business Area” shall mean any countries worldwide in which the Company or any of its Subsidiaries directly or indirectly conducts the Company’s business as of the Termination Date.

“Competing Business” is defined in Schedule 2.

19. Prospective Employer Inquiries; Mutual Press Release(s). All inquiries by your potential future employers will be directed to the Talent Operations team at ***. In response to such inquiries, Airbnb will only state that it is company policy to provide potential employers with position held and dates of employment. The Parties agree that any announcement or press release public statements regarding you shall be mutually agreed upon and subject to your prior written approval.

20. Future Cooperation. You agree to cooperate with Airbnb in any current or future litigation or potential litigation or other legal matters, including any arbitrations or regulatory inquiries or investigations, in any reasonable manner as Airbnb may request, including but not limited to meeting with and fully and truthfully answering the questions of Airbnb or its representatives or agents, and testifying and preparing to testify at any deposition or trial, subject to reimbursement for reasonable out of pocket expenses approved by Airbnb and incurred as a result of such cooperation. You also agree to provide truthful and timely answers to any questions Airbnb may have about the work you performed during your employment.

21. Covenant Not to Sue. A “covenant not to sue” is a legal term which means you promise not to file a lawsuit in court. It is different from the release of claims covered above in Sections 9 and 11. Besides waiving and releasing the claims set forth above, you further agree never to sue Airbnb in any forum for any reason or claim covered by the release of claims in Sections 9 and 11. If you sue Airbnb in violation of this covenant, you shall be liable to Airbnb for its reasonable attorneys’ fees and other costs incurred in defending against such an action. Notwithstanding this covenant not to sue, you may bring a claim against Airbnb if the claim is excluded from the releases herein, or to challenge this Agreement’s validity under the ADEA. Airbnb agrees never to sue you in any forum for any reason or claim that would fall within its acknowledgement contained in Section 9.

22. Legal Costs. The Parties are each responsible for their own attorneys’ fees and any other costs that the Parties may incur in connection with this Agreement, including review of this Agreement

23. Authority. The Airbnb official who signs this Agreement has the authority to act on behalf of Airbnb and to bind the company to the terms and conditions of this Agreement. You represent that you have the capacity to act on your own behalf, and to bind yourself to the terms and conditions of this Agreement. There are no liens, lien claims, or assignments against any of the claims or causes of action you are releasing. You have not transferred any rights, causes of action, or claims released in this Agreement.

24. No Representations. You acknowledge you have had the opportunity to consult with an attorney, and have carefully read and understand the provisions of this Agreement. You have not relied on any representations or statements that are not specifically stated in this Agreement.

25. Severability. If any provision of this Agreement is declared by a court with jurisdiction or an arbitrator to be illegal, unenforceable or void, that part shall be modified and the rest enforced. If a court (or an arbitrator) finds any such part incapable of being modified, it shall be severed and the rest of the Agreement enforced.

26. Entire Agreement. This Agreement, collectively with the Employee Invention Assignment and Confidentiality Agreement incorporated by reference in Section 5, and the Equity Governing Documents (as may be affected by this Agreement), is the entire agreement and understanding between the Parties concerning its subject matter, and it replaces and controls to the extent of any conflicts in all prior representations, understandings, and agreements on this subject matter. Any change or additional obligation assumed in connection with this Agreement will be effective only if it is in writing and signed by authorized representatives of both Parties. Nothing in this Agreement may be changed, altered, modified, or waived except in a writing that is signed by authorized representatives of the Parties.

27. Final and Binding. This Agreement is binding on the Parties and their heirs, administrators, representatives, executors, successors, and assigns, and will benefit the Parties and their heirs, administrators, representatives, executors, successors, and assigns.

28. Plain Meaning. This Agreement will be interpreted according to its plain meaning, and not strictly for or against you or Airbnb.

29. No Waiver. Your or Airbnb’s failure to insist on performance of any terms in this Agreement, or failure to prosecute a breach of the Agreement, will not be considered a waiver of those terms and conditions. This entire agreement will remain in full force and effect.

30. No Oral Modification. Any change or additional obligation assumed in connection with this Agreement will be effective only if it is in writing and signed by both Parties or their authorized representatives. Nothing in this Agreement may be changed, altered, modified, or waived except in a writing that is signed by both of the Parties.

31. Governing Law. This Agreement has been signed and delivered in the State of Washington, your state of residence, and it will be interpreted and enforced under Washington law, without regard to conflict of law principles. Any disputes arising out of this Agreement that are not resolved subject to binding arbitration shall hereby irrevocably and unconditionally submitted to the exclusive jurisdiction of any Washington State court or federal courts of the United States of America sitting in the Western District of Washington, and any appellate court from any such court, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Washington State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

32. Arbitration. The Parties agree that any dispute that arises out of or concerns this Agreement, including the confidentiality provisions and this Section, will be submitted exclusively to final and binding arbitration before a mutually agreed upon arbitrator under the Federal Arbitration Act (“FAA”), 9 U.S.C. §1, et seq. The arbitration will be resolved by JAMS under the JAMS Employment Arbitration Rules and Procedures (the “JAMS Rules”). The arbitrator will be empowered to award any appropriate relief, including remedies at law, in equity or injunctive relief. The arbitration will be held in Seattle, Washington, and the arbitrator will issue a reasoned written decision stating the factual and legal basis for the award. The Parties agree that this arbitration will be the only method of resolving any dispute under this Agreement, and that neither may file an action in any court or other forum. Both Parties waive their right to a jury trial. A Party must notify the other party of any dispute in writing within thirty (30) days of when the Party knew or should have known of the dispute. Otherwise, the Party’s claim will be waived to the maximum extent allowed by law. Each party will pay the fees for their own attorney(s), subject to any remedies to which that Party may later be entitled by law or as provided in this Agreement. However, Airbnb will pay the arbitrator’s fees and the arbitration costs in all cases where it is required by law to do so. If Airbnb is not required by law to pay the arbitrator’s fees and the arbitration costs, the fees and costs will be apportioned equally between the Parties. The Parties agree that judgment on any award in arbitration will be enforceable in any court with competent jurisdiction. This clause will not prohibit either Party from seeking provisional remedies, e.g., injunctive relief, from the exclusive jurisdiction of any Washington State court or federal courts of the United States of America sitting in the Western District of Washington.

33. Attorneys’ Fees. Except as otherwise provided in this Agreement, if either Party brings an action to enforce its rights under this Agreement, the successful party will be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, and court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.

34. Electronic Signature/Transmission. You acknowledge and agree that this Agreement may be executed by electronic signature, including but not limited to signature by DocuSign or similar service, which shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law. You hereby waive any objection to the contrary. You understand and agree that without limitation, “electronic signature” shall include electronically scanned and transmitted versions of a signature, including but not limited to PDF versions. The Parties further agree that signatures may be delivered by facsimile or electronically and each such signature will be deemed an original.

35. Counterparts. This Agreement may be signed in counterparts, and each counterpart will have the same effect as an original.

36. Voluntary Execution of Agreement. You are signing this Agreement voluntarily and without threat or inappropriate influence by Airbnb, with the full intent of releasing all claims. You acknowledge that:

a.	you have read the Agreement;

b.	you have been represented by legal counsel of your choice or have voluntarily declined to hire an attorney to represent you;

c.	you understand the terms and consequences of this Agreement and of the releases it contains;

d.	you are fully aware of the legal and binding effect of this Agreement; and

e.

this Agreement is a negotiated severance agreement because it is voluntary, deliberate, and informed, provides consideration of value to you, and you have been given notice and an opportunity to retain an attorney and are represented by an attorney and have in fact sought counsel on all terms of this Agreement.

[Signature page follows]

The Parties have signed this Agreement on the dates below.

AIRBNB, INC.

Dated: 9/9/2020	By:	/s/ Q Hamirani
Q Hamirani
Director, Global Talent Operations

GREG GREELEY

Dated:9/9/2020	By:	/s/ Greg Greeley
Greg Greeley

SCHEDULE 1

Summary of Vested Equity and Equity which could Vest

Options

Option Grant Date	Option Number	Original Grant Amount	Grant Price	First Options Date Vested	First Options Vesting Schedule		Second Options Vesting Schedule*	Second Options Date Vested
3/15/18	N0000113	238,095	$105.40	3/12/20	59,523
3/15/18	N0000113	238,095	$105.40	4/12/20	4,961	*
3/15/18	N0000113	238,095	$105.40	5/12/20	4,960	*
3/15/18	N0000113	238,095	$105.40	6/12/20	4,960	*
3/15/18	N0000113	238,095	$105.40	7/12/20	4,961	*
3/15/18	N0000113	238,095	$105.40	8/12/20	4,960	*
3/15/18	N0000113	238,095	$105.40	9/12/20	4,960	*
3/15/18	N0000113	238,095	$105.40	10/12/20	4,960	*
3/15/18	N0000113	238,095	$105.40	11/12/20	4,961	*
3/15/18	N0000114	238,095	$105.40				39,682	11/26/20
Totals					99,206		39,682

*	calculated at 4,960 per month (6 year schedule from 3/18, with vesting commencing 3/20 with first vesting date at 4/20 for the next 4 years)

RSUs

RSU Grant Date	RSU Grant Number	Original Grant Amount	RSU Price	RSUs Vested #	Date Time and Service Vested**	RSUs Vesting#	Date to Further Time and Service Vest**
3/15/18	R0013328	238,095	$0.00	59,523	5/25/19
3/15/18	R0013328	238,095	$0.00	14,881	8/25/19
3/15/18	R0013328	238,095	$0.00	14,881	11/25/19
3/15/18	R0013328	238,095	$0.00	14,881	2/25/20
3/15/18	R0013328	238,095	$0.00	14,881	5/25/20
3/15/18	R0013328	238,095	$0.00			14,881	8/25/20
3/15/18	R0013328	238,095	$0.00			14,881	11/25/20
Totals				119,047		29,762

**	Still subject to Liquidity Event Vest
#	vesting @ 25% at first year anniversary, with balance over remaining 12 quarters at 1/16th of total award per quarter

9/29/42

Schedule 2:

Competitive Business Definition

“Competing Business.” For purposes of this Agreement only, “Competing Business” shall mean any person, business, or entity engaged or contemplating engagement in the business of providing and facilitating the provision of homesharing travel accommodations. For purposes of this Agreement, this excludes businesses focused primarily on hotel accommodations, real estate, and transportation, to the extent those businesses do not involve homesharing.